Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS

FORT WAYNE, INDIANA – APRIL 22, 2010 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $721,000, or $0.17 per diluted share for the first quarter of 2010, compared with net income of $410,000, or $0.10 per share, reported for the first quarter 2009, a 76 percent increase, and a net loss of $1.2 million, or $0.29 per share for the fourth quarter 2009.

First quarter highlights include:

•
Net interest income increased by $182,000, or 3.4 percent, from the prior quarter and $1.0 million, or 22.5 percent from the first quarter 2009.  First quarter 2010 net interest margin was 3.66%, a 19 basis point improvement from the fourth quarter. This represents an 81 basis point improvement since the first quarter of 2009.

•
Efficiency initiatives taken in 2009 took hold in the first quarter of 2010 with non-interest expense being $4.9 million for the first quarter of 2010 versus $6.1 million for the fourth quarter of 2009.

•
The Company’s regulatory capital ratios continue to remain significantly above “well-capitalized” levels.  Excess capital as of March 31, 2010 is $14.8 million based on the Total Risked Based capital ratio and $28.5 million based on the Leverage ratio.

•
The grand opening of a new, free-standing, branch location at the corner of Dupont and Lima roads in Fort Wayne is scheduled for late May 2010.  This location will provide increased visibility and enhanced access for both our current and new customers.

“We are pleased that the actions taken in 2009 to improve net interest margin, to stabilize and enhance fee income, and to increase operating efficiencies through the alignment and  restructuring of our processes, core operating systems, and workforce are beginning to produce results with improved earnings.” stated President and CEO, Mike Cahill.

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at March 31, 2010, increased to 11.1 percent, compared to 10.9 percent at December 31, 2009.  Total risked-based capital at March 31, 2010, increased to 12.7 percent, compared to 12.5 percent at December 31, 2009.  Leverage capital increased to 9.2 percent at March 31, 2010, well above the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current Capital position as of March 31, 2010 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements ($000's omitted)	Regulatory Minimum (Well-Capitalized)	Tower 3/31/10	Excess
Tier 1 Capital / Risk Assets	$33,566	$62,345	$28,779

Total Risk Based Capital / Risk Assets	$55,943	$70,815	$14,872

Tier 1 Capital / Average Assets (Leverage)	$33,898	$62,345	$28,447

Minimum Percentage Requirements	Regulatory Minimum (Well-Capitalized)	Tower 3/31/10
Tier 1 Capital / Risk Assets	6% or more	11.14%

Total Risk Based Capital / Risk Assets	10% or more	12.66%

Tier 1 Capital / Quarterly Average Assets	5% or more	9.20%

Asset Quality
Nonperforming assets plus delinquencies were $23.6 million, or 3.5 percent of total assets as of March 31, 2010. This compares with $20.1 million, or 3.0 percent of assets at December 31, 2009 and $25.8 million, or 3.8 percent of assets at September 30, 2009.  Net charge-offs were $789,000 compared to $4.5 million for the fourth quarter 2009.

“While we are still not satisfied with the level of loan loss provision we are experiencing, we believe that we have seen our asset quality issues at least stabilize and can begin to see these metrics improve as our economy begins to recover and starts to positively impact our region. We believe these improvements will manifest themselves with significant earnings upside as we move forward in the next 12 to 15 months.” commented President and CEO, Mike Cahill.

The current and historical breakdown of non-performing assets is as follows:

($000's omitted)	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Non-Accrual loans
Commercial	5,544	6,687	8,644	5,907	1,246
Acquisition & Development	5,486	4,627	9,812	9,882	9,801
Commercial Real Estate	1,905	1,030	682	2,675	437
Residential Real Estate	1,039	1,122	1,081	552	224
Total Non-accrual loans	13,974	13,466	20,219	19,016	11,708
Trouble-debt restructered (TDR)	1,997	1,915	163	184	191
OREO	4,443	4,634	3,990	4,060	5,080
Deliquencies greater than 90 days	3,223	561	1,476	2,509	1,304

Total Non-Performing Assets	23,637	20,576	25,848	25,769	18,283

Allowance for Loan Losses (ALLL)	12,150	11,598	14,905	14,105	11,498

ALLL / Non-accrual loans	86.9%	86.1%	73.7%	74.2%	98.2%

Included in Delinquencies greater than 90 days is a $1.9 million loan that was in the process of being renewed at the end of the quarter. The renewal was completed in mid-April.  Without this item, non-performing assets would have been $21.7 million, or 3.2 percent of total assets.

The Commercial non-accrual category decreased by $1.1 million, the net effect of the resolution of a $631,000 relationship, along with various principal reductions.  Of the total $5.6 million of non-accrual loans in the commercial category, $4.8 million are comprised of six lending relationships. The Acquisition and Development category increased by $859,000 and is comprised of four relationships. The increase was due to one new residential development relationship that was taken to non-accrual status, the result of two of the three guarantors within the relationship filing for bankruptcy protection.   However, we are working with the remaining 50 percent guarantor and anticipate restructuring this loan in the second or third quarter of 2010.  The Commercial Real Estate (CRE) category increased by $875,000 and is comprised of three relationships.  The increase was due to one additional loan being placed on non-accrual status during the quarter.

Trouble-debt restructured has three relationships within the category. However one of the relationships represents $1.8 million of the total, which has a purchase agreement in place allowing us to bring this to final resolution in the fall of 2010.

The allowance for loan losses increased $552,000 during the first quarter of 2010 and was 2.32 percent of total loans at March 31, 2010, an increase from 2.20 percent and December 31, 2009.  The year to date increase was the net result of a reduction in loan outstandings of $3.9 million, net charge-offs of $789,000, and loan loss provision of $1.3 million.  This increased provisioning was primarily driven by a deliberate focus by management on reserve building, recognition of valuation changes in the marketplace related to underperforming assets and the collateral value backing these assets, and current economic factors in our markets.

Balance Sheet
Company assets were $674.2 million at March 31, 2010, a decrease of $6.0 million, or 0.9 percent from December 31, 2009.  The decrease in assets was primarily attributable to decreases in loans held for sale of $2.8 million and loans of $3.9 million.  These changes were offset by an increase in long term investments of $1.7 million.

Total loans at March 31, 2010 were $523.4 million, compared to $527.3 million at December 31, 2009.  Commercial and Industrial loans decreased by $5.7 million, along with decreases in Home Equity loans and Consumer loans of $1.0 million and $1.2 million, respectively.  These decreases were offset by an increase in Commercial Real Estate loans of $3.1 million and Residential loans of $900,000.  Residential loan growth came primarily within our residential construction category.

Long term investments at March 31, 2010 were $95.6 million, an increase of $1.7 million.  Long-term investment now comprise 14.2 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of the planned reduction in our loan portfolio and recognition of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at March 31, 2010 were $559.3 million compared to $568.4 million at December 31, 2009, a decrease of $9.1 million, or 1.6 percent. Core deposit growth of $2.2 million, or 0.5 percent, was led by $18.7 million of growth in our interest bearing checking accounts and $2.0 million in savings accounts, offset by a reduction in non-interest checking accounts of $6.4 million, money market accounts of $4.0 million, and certificates of deposits less than $100,000 of $8.2 million.  This net core growth was offset by a $10.2 million decrease in certificates of deposit greater than $100,000.  Core deposits, which totaled $434.5 million at March 31, 2010, now comprise 77.7 percent of the entire deposits of the Company compared to 76.1 percent at December 31, 2009.

Shareholders' equity was $48.0 million at March 31, 2010, an increase of 2.3 percent from the $46.9 million reported at December 31, 2009.  Affecting the increase in stockholders’ equity was net income of $721,000, $12,000 of additional paid in capital from the FAS123R accounting treatment for stock options, and an increase of $307,000 in unrealized gains, net of tax, on securities available for sale.  Period-end common shares outstanding were 4,094,432.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $7.2 million for the first quarter 2010, an increase of $340,000 from the fourth quarter 2009 and an increase of $830,000 from the first quarter 2009.  First quarter 2010 net interest income was $5.6 million an increase of $182,000, or 3.4 percent from the fourth quarter 2009 and an increase of $1.0 million, or 22.5 percent compared to the first quarter 2009. The increase in net interest income from the fourth quarter 2009 was the result of a 19 basis point improvement in our net interest margin, offset by a $3.7 million reduction in earning assets.  Net interest margin for the first quarter 2010 was 3.66 percent, a steady improvement from 3.47 percent. 3.24 percent, 3.02 percent, and 2.85 percent for the fourth, third, second, and first quarters of 2009, respectively.

Noninterest income accounted for approximately 22.3 percent of total revenue. For the first quarter, noninterest income was $1.6 million, an increase of $158,000, or 11.0 percent from the fourth quarter 2009 and a decrease of $191,000 from the first quarter 2009.  The increase from the fourth quarter 2009 primarily relates to a $226,000 other-than-temporary-impairment (OTTI) charge on an available for sale security during the fourth quarter compared to only an $11,000 OTTI charge for the first quarter 2010. Additionally, loan brokerage fees decreased during the first quarter 2010 by $55,000 due to lower volumes typically seen during the winter months. The decrease from the first quarter 2009 relates to a gain on sale of securities of $191,000 taken during the first quarter 2009. Trust and brokerage fees were $888,000, down slightly from the $902,000 reported for the fourth quarter 2009, but up $19,000 from the first quarter 2009.   Other fee categories remained relatively flat when compared to both the fourth quarter and the first quarter of 2009.

The non-interest expenses for the first quarter 2010 are down by $1.2 million from the fourth quarter 2009 and $88,000 from the first quarter of 2009.  The decrease in expenses relates to managements diligent reduction of operating costs during the later half of 2009.  Additionally, fourth quarter 2009 operating expenses were inflated by approximately $950,000 relating to the one-time costs associated with the early retirement of our Chairman, along with the write-down and disposition of foreclosed assets.  Salary expenses are down $100,000 from the fourth quarter, as are legal expenses by $71,000.  Offsetting our expense savings from the linked quarter are increased FDIC premiums of $136,000.  While operating costs compared to the first quarter 2009 are only lower by $88,000, employment expenses decreased by $336,000, but are being offset by an increase in FDIC insurance premiums of $223,000 and an increase in legal costs of $126,000 due primarily to work associated with our non-performing asset portfolio.  Outside of any unexpected increases in FDIC premiums and losses taken on the disposition of foreclosed assets, we expect our operating expenses to remain relatively flat for the remainder of 2010.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforecement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At March 31, 2010 and December 31, 2009

	(unaudited)
	March 31	December 31
	2010	2009
ASSETS
Cash and due from banks	$19,009,535	$19,861,434
Short-term investments and interest-earning deposits	4,055,256	1,259,197
Federal funds sold	2,141,339	3,543,678
Total cash and cash equivalents	25,206,130	24,664,309

Securities available for sale, at fair value	85,865,731	85,179,160
Securities held to maturity, at cost	5,397,048	4,495,977
FHLBI and FRB stock	4,325,800	4,250,800
Loans Held for Sale	1,030,767	3,842,089

Loans	523,437,450	527,333,461
Allowance for loan losses	(12,149,885)	(11,598,389)
Net loans	511,287,565	515,735,072

Premises and equipment, net	8,257,867	8,011,574
Accrued interest receivable	2,513,276	2,439,859
Bank Owned Life Insurance	13,161,853	13,046,573
Other Real Estate Owned	4,443,366	4,634,089
Prepaid FDIC Insurance	4,329,905	4,777,797
Other assets	8,306,457	9,081,759

Total assets	$674,125,765	$680,159,058

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$88,650,687	$95,027,233
Interest-bearing	470,640,588	473,353,118
Total deposits	559,291,275	568,380,351

Federal Home Loan Bank advances	45,200,000	43,200,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	614,936	480,885
Other liabilities	3,516,636	3,634,713
Total liabilities	626,149,847	633,222,949

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; 18,300 shares issued and outstanding	1,788,000	1,788,000
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized;4,159,432 and 4,155,432 shares issued; and 4,094,432 and 4,090,432 shares outstanding at March 31, 2010 and December 31, 2009	39,847,376	39,835,648
Treasury stock, at cost, 65,000 shares at March 31, 2010 and December 31, 2009	(884,376)	(884,376)
Retained earnings	6,007,842	5,286,808
Accumulated other comprehensive income (loss), net of tax of $634,852 at March 31, 2010 and $468,803 at December 31, 2009	1,217,076	910,029
Total stockholders' equity	47,975,918	46,936,109

Total liabilities and stockholders' equity	$674,125,765	$680,159,058

Tower Financial Corporation
Consolidated Statements of Operations
For the three months ended March 31, 2010 and 2009
(unaudited)

	For the Three Months Ended
	March 31
	2010	2009
Interest income:
Loans, including fees	$6,883,002	$7,047,954
Securities - taxable	639,091	633,717
Securities - tax exempt	244,551	226,283
Other interest income	6,248	6,845
Total interest income	7,772,892	7,914,799
Interest expense:
Deposits	1,759,498	2,842,890
Fed Funds Purchased		-
FHLB advances	169,858	250,256
Trust preferred securities	280,226	280,226
Total interest expense	2,209,582	3,373,372

Net interest income	5,563,310	4,541,427
Provision for loan losses	1,340,000	960,000

Net interest income after provision for loan losses	4,223,310	3,581,427

Noninterest income:
Trust and brokerage fees	886,733	867,889
Service charges	290,386	257,833
Loan broker fees	117,500	138,278
Gain/(Loss) on sale of securities	-	191,151
Impairment on AFS securities	(10,590)	-
Other fees	313,665	334,152
Total noninterest income	1,597,694	1,789,303

Noninterest expense:
Salaries and benefits	2,387,076	2,722,449
Occupancy and equipment	629,278	698,592
Marketing	96,692	144,657
Data processing	308,912	294,009
Loan and professional costs	438,407	311,944
Office supplies and postage	63,189	97,057
Courier service	55,334	61,435
Business Development	79,008	100,997
Communication Expense	36,359	43,918
FDIC Insurance Premiums	502,205	279,490
Other expense	308,706	238,723
Total noninterest expense	4,905,166	4,993,271

Income/(loss) before income taxes/(benefit)	915,838	377,459
Income taxes expense/(benefit)	194,802	(32,766)

Net income/(loss)	$721,036	$410,225
Less: Preferred Stock Dividends	-	-
Net income/(loss) available to common shareholders	$721,036	$410,225

Basic earnings/(loss) per common share	$0.18	$0.10
Diluted earnings/(loss) per common share	$0.17	$0.10
Average common shares outstanding	4,094,388	4,090,365
Average common shares and dilutive potential common shares outstanding	4,142,901	4,090,365

Dividends declared per common share	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)

	Quarterly								Year-To-Date
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
($ in thousands except for share data)	2010	2009	2009	2009	2009	2008	2008	2008	2010	2009

EARNINGS
Net interest income	$5,563	5,381	5,077	4,822	4,541	5,172	5,426	5,295	5,563	4,541
Provision for loan loss	$1,340	1,230	1,995	6,550	960	1,225	1,999	875	1,340	960
NonInterest income	$1,598	1,490	1,210	1,599	1,789	1,381	1,812	1,469	1,598	1,789
NonInterest expense	$4,905	6,079	5,468	6,458	4,993	4,846	5,043	5,620	4,905	4,993
Net income/(loss)	$721	(1,202)	(721)	(4,095)	410	506	330	342	721	410
Basic earnings per share	$0.18	(0.29)	(0.18)	(1.00)	0.10	0.12	0.08	0.08	0.18	0.10
Diluted earnings per share	$0.17	(0.29)	(0.18)	(1.00)	0.10	0.12	0.08	0.08	0.17	0.10
Average shares outstanding	4,094,388	4,090,432	4,090,432	4,090,432	4,090,365	4,075,696	4,084,432	4,078,934	4,094,388	4,090,365
Average diluted shares outstanding	4,142,901	4,090,432	4,090,432	4,090,432	4,090,365	4,079,438	4,086,757	4,081,245	4,142,901	4,090,365

PERFORMANCE RATIOS
Return on average assets *	0.43%	-0.70%	-0.42%	-2.32%	0.24%	0.29%	0.19%	0.20%	0.43%	0.24%
Return on average common equity *	6.17%	-9.83%	-6.13%	-32.65%	3.33%	4.15%	2.69%	2.79%	6.17%	3.34%
Net interest margin (fully-tax equivalent) *	3.66%	3.47%	3.24%	3.02%	2.85%	3.28%	3.43%	3.36%	3.66%	2.85%
Efficiency ratio	68.50%	88.47%	86.97%	100.58%	78.88%	73.95%	69.67%	83.09%	68.50%	78.88%
Full-time equivalent employees	150.25	146.25	159.25	172.75	176.50	173.75	176.50	181.25	150.25	176.50

CAPITAL
Equity to assets	7.12%	6.90%	7.14%	6.70%	7.03%	7.12%	6.96%	7.01%	7.12%	7.03%
Regulatory leverage ratio	9.20%	9.05%	9.04%	8.56%	9.52%	9.69%	9.62%	9.52%	9.20%	9.52%
Tier 1 capital ratio	11.14%	10.90%	11.00%	10.38%	11.47%	11.66%	11.69%	11.55%	11.14%	11.47%
Total risk-based capital ratio	12.66%	12.46%	12.53%	11.96%	12.77%	12.99%	13.04%	12.92%	12.66%	12.77%
Book value per share	$11.29	11.04	11.87	11.24	12.29	12.15	11.86	11.92	11.29	12.29
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.00	0.00	0.00	0.000	0.000

ASSET QUALITY
Net charge-offs	$789	4,537	2,045	3,092	117	(27)	1,570	936	789	117
Net charge-offs to average loans *	0.61%	3.38%	1.49%	2.21%	0.08%	-0.02%	1.13%	0.67%	0.61%	0.08%
Allowance for loan losses	$12,150	11,598	14,905	14,105	11,498	10,655	9,278	8,974	12,150	11,498
Allowance for loan losses to total loans	2.32%	2.20%	2.78%	2.53%	2.06%	1.90%	1.67%	1.62%	2.32%	2.06%
Other real estate owned (OREO)	$4,443	4,634	3,990	4,060	5,080	2,660	2,432	2,500	4,443	5,080
Non-accrual Loans	$13,974	13,466	20,219	19,016	11,708	15,675	17,066	19,412	13,974	11,708
90+ Day delinquencies	$3,223	561	1,477	2,509	1,304	1,020	982	1,840	3,223	1,304
Restructured Loans	$1,997	1,915	163	184	191	198	366	624	1,997	191
Total Nonperforming Loans	19,194	15,942	21,859	21,709	13,203	16,893	18,414	21,876	19,194	13,203
Total Nonperforming Assets	23,637	20,576	25,849	25,769	18,283	19,553	20,846	24,376	23,637	18,283
NPLs to Total loans	3.67%	3.02%	4.08%	3.89%	2.37%	3.01%	3.32%	3.95%	3.67%	2.37%
NPAs (w/o 90+) to Total assets	3.03%	2.94%	3.59%	3.39%	2.37%	2.66%	2.85%	3.24%	3.03%	2.37%
NPAs+90 to Total assets	3.51%	3.03%	3.80%	3.75%	2.55%	2.81%	2.99%	3.51%	3.51%	2.55%

END OF PERIOD BALANCES
Total assets	$674,152	680,159	679,394	686,307	715,634	696,584	696,061	695,427	674,152	715,634
Total earning assets	$626,197	629,904	633,742	651,946	681,688	655,145	658,963	648,345	626,197	681,688
Total loans	$523,437	527,333	536,074	557,530	558,148	561,012	554,760	553,843	523,437	558,148
Total deposits	$559,291	568,380	592,731	594,594	618,705	586,237	573,221	600,118	559,291	618,705
Stockholders' equity	$48,002	46,936	48,541	45,962	50,280	49,618	48,449	48,753	48,002	50,280

AVERAGE BALANCES
Total assets	$677,967	678,445	686,752	708,282	696,431	684,669	682,958	685,547	677,967	696,431
Total earning assets	$629,582	628,983	636,503	657,539	662,712	642,213	642,852	646,745	629,582	662,712
Total loans	$526,814	532,627	542,921	561,828	559,607	555,558	551,407	562,165	526,814	559,607
Total deposits	$564,238	581,018	597,792	612,649	598,807	566,193	580,589	580,563	564,238	598,807
Stockholders' equity	$47,421	48,507	46,678	50,303	49,942	48,540	48,875	49,252	47,421	49,942

* annualized for quarterly data